Exhibit 3.51

AMENDMENT TO CERTIFICATE OF LIMITED PARTNERSHIP OF COWTOWN GAS PROCESSING PARTNERS L.P.

This Certificate of Amendment to Certificate of Limited Partnership of Cowtown Gas Processing Partners L.P. (the “Partnership”) is executed and filed pursuant to the provisions of Texas Business Organizations Code. The undersigned DOES HEREBY CERTIFY as follows:

1. The name of the limited partnership is the Cowtown Gas Processing Partners L.P. and its File No. with the Secretary of State of the State of Texas is 800636089, and its Certificate of Limited Partnership was filed on March 31, 2006.

2. The Certificate of Limited Partnership of the Partnership is hereby amended to reflect the withdrawal of Cowtown Gas Processing L.P. as the General Partner of the Partnership and the admission of Quicksilver Gas Services Operating GP LLC, a Delaware limited liability company, as the new General Partner of the Partnership. The name of the General Partner and its street and mailing addresses as of the date hereof is:

Quicksilver Gas Services Operating GP LLC	777 West Rosedale Street
Fort Worth, Texas 76104

3. This amendment to the Certificate of Limited Partnership of the Partnership is to be effective upon filing with the Secretary of State of the State of the State of Texas.

IN WITNESS WHEREOF, the new General Partner has executed this Certificate of Amendment to Certificate of Limited Partnership of the Partnership as of the 12th day of September, 2007.

GENERAL PARTNER:

QUICKSILVER GAS SERVICES OPERATING GP LLC

By:
Name:	John C. Cirone
Title:	Senior Vice President, General Counsel and
Secretary